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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Head III                 John                    C
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

     1330 Avenue of the Americas
--------------------------------------------------------------------------------
                                    (Street)

     New York                 New York                10019
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     ESG Re Limited (ESREF)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

     March 2001
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     Chief Executive Officer
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common shares,
par value $1.00 per share                                                                            110,403     (D)
------------------------------------------------------------------------------------------------------------------------------------
Common shares,                                                                                                           As Trustee
par value $1.00 per share                                                                            142,952     (I)         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common shares,
par value $1.00 per share                                                                             21,196     (I)         (2)
------------------------------------------------------------------------------------------------------------------------------------
Common shares,
par value $1.00 per share              3/08/01        P               5,000      (A)    2.18750                  (I)         (3)
------------------------------------------------------------------------------------------------------------------------------------
Common shares,
par value $1.00 per share              3/12/01        P              60,000      (A)    2.25                     (I)         (3)
------------------------------------------------------------------------------------------------------------------------------------
Common shares,
par value $1.00 per share              3/13/01        P              15,000      (A)    2.25                     (I)         (3)
------------------------------------------------------------------------------------------------------------------------------------
Common shares,
par value $1.00 per share              3/21/01        P               1,000      (A)    2.25                     (I)         (3)
------------------------------------------------------------------------------------------------------------------------------------
Common shares,
par value $1.00 per share              3/22/01        P              19,000      (A)    2.25         932,136     (I)         (3)
------------------------------------------------------------------------------------------------------------------------------------
Common shares,                                                                                                           As Trustee
par value $1.00 per share                                                                             10,695     (I)         (4)
------------------------------------------------------------------------------------------------------------------------------------
Common shares,                                                                                                           As Trustee
par value $1.00 per share                                                                              5,348     (I)         (5)
------------------------------------------------------------------------------------------------------------------------------------
Common shares,
par value $1.00 per share                                                                            383,091     (I)         (6)
------------------------------------------------------------------------------------------------------------------------------------
Common shares,
par value $1.00 per share                                                                            894,163     (I)         (7)
------------------------------------------------------------------------------------------------------------------------------------
Common shares,
par value $1.00 per share                                                                            262,500     (D)         (8)
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.

                                                                          (Over)
                                                                 SEC 1474 (3-99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants    $20/sh                                   12/3/97  12/3/07  Common
                                                                                shares       736              736   (D)
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants    $20/sh                                   12/17/97 12/17/07 Common
                                                                                shares        63               63   (D)
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants    $20/sh                                   12/22/97 12/22/07 Common
                                                                                shares        86               86   (D)
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants    $20/sh                                   12/3/97  12/3/07  Common
                                                                                shares     1,176            1,176   (I)      (2)
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants    $20/sh                                   12/17/97 12/17/07 Common
                                                                                shares       102              102   (I)      (2)
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants    $20/sh                                   12/22/97 12/22/07 Common
                                                                                shares       138              138   (I)      (2)
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants    $20/sh                                   12/3/97  12/3/07  Common
                                                                                shares   107,451          107,451   (I)      (3)
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants    $20/sh                                   12/17/97 12/17/07 Common
                                                                                shares   871,427          871,427   (I)      (3)
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants    $20/sh                                   12/22/97 12/22/07 Common
                                                                                shares   105,097          105,097   (I)      (3)
------------------------------------------------------------------------------------------------------------------------------------
Class B Warrants    $20/sh(9)                                1/27/98  1/27/08  Common
                                                                                shares   276,240          276,240   (I)      (3)
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants    $20/sh                                   12/3/97  12/3/07  Common                                     As Trustee
                                                                                shares     1,176            1,176   (I)      (4)
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants    $20/sh                                   12/17/97 12/17/07 Common                                     As Trustee
                                                                                shares       102              102   (I)      (4)
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants    $20/sh                                   12/22/97 12/22/07 Common                                     As Trustee
                                                                                shares       137              137   (I)      (4)
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants   $20/sh                                    12/3/97  12/3/07  Common                                     As Trustee
                                                                                shares    11,765           11,765   (I)      (1)
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants   $20/sh                                    12/17/97 12/17/07 Common                                     As Trustee
                                                                                shares     1,017            1,017   (I)      (1)
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants   $20/sh                                    12/22/97 12/22/07 Common                                     As Trustee
                                                                                shares     1,372            1,372   (I)      (1)
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants   $20/sh                                    12/3/97  12/3/07  Common                                     As Trustee
                                                                                shares       588              588   (I)      (5)
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants   $20/sh                                    12/17/97 12/17/07 Common                                     As Trustee
                                                                                shares        51               51   (I)      (5)
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants   $20/sh                                    12/22/97 12/22/07 Common                                     As Trustee
                                                                                shares        69               69   (I)      (5)
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants   $20/sh                                    12/3/97  12/3/07  Common
                                                                                shares    51,177           51,177   (I)      (6)
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants   $20/sh                                    12/17/97 12/17/07 Common
                                                                                shares     4,422            4,422   (I)      (6)
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants   $20/sh                                    12/22/97 12/22/07 Common
                                                                                shares     5,969            5,969   (I)      (6)
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants   $20/sh                                    12/3/97  12/3/07  Common
                                                                                shares    86,147           86,147   (I)      (7)
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants   $20/sh                                    12/17/97 12/17/07 Common
                                                                                shares     7,443            7,443   (I)      (7)
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants   $20/sh                                    12/22/97 12/22/07 Common
                                                                                shares    10,048           10,048   (I)      (7)
------------------------------------------------------------------------------------------------------------------------------------
Options            $20/sh                                    12/12/97 12/12/07 Common
(right to buy)                                                                  shares    35,714           35,714   (I)      (2)
------------------------------------------------------------------------------------------------------------------------------------
Options            $25.50/sh                                 5/4/98   5/4/08   Common
(right to buy)                                                                  shares    30,714           30,714   (I)      (2)
------------------------------------------------------------------------------------------------------------------------------------
Options            $16.81/sh                                 2/25/99  2/25/09  Common
(right to buy)                                                                  shares    70,000           70,000   (I)      (2)
------------------------------------------------------------------------------------------------------------------------------------
Options            $16.50/sh                                 5/7/99   5/7/09   Common
(right to buy)                                                                  shares     5,000            5,000   (I)      (2)
------------------------------------------------------------------------------------------------------------------------------------
Options            $5.4375/sh 1/1/01   G(10) V       350,000 12/15/99 12/15/09 Common
(right to buy)                                                                  shares   350,000              -0-   (D)
------------------------------------------------------------------------------------------------------------------------------------
Options            $5.4375/sh 1/1/01   G     V 350,000       12/15/99 12/15/09 Common
(right to buy)                                                                  shares   350,000              -0-   (I)      (2)
------------------------------------------------------------------------------------------------------------------------------------
Options            $2.1222/sh 1/1/01   A     V 100,000        1/1/01   1/1/11  Common
(right to buy)                                                                  shares   100,000              -0-   (D)
------------------------------------------------------------------------------------------------------------------------------------
Options            $2.1222/sh 1/1/01   G(10) V       100,000  1/1/01   1/1/11  Common
(right to buy)                                                                  shares   100,000              -0-   (D)
------------------------------------------------------------------------------------------------------------------------------------
Options            $2.1222/sh 1/1/01   G     V 100,000        1/1/01   1/1/11  Common
(right to buy)                                                                  shares   100,000          100,000   (I)      (2)
------------------------------------------------------------------------------------------------------------------------------------
Options            $2.1222/sh 1/1/01   A     V 375,000       (11)      1/1/11  Common
(right to buy)                                                                  shares   375,000          375,000   (D)
====================================================================================================================================

Explanation of Responses:

1.       Held by Head Company Profit Sharing Plan.
2. Held by trust(s) for the benefit of heir(s) of John C Head III. The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for any purpose.
3. Held by two limited liability companies, of which John C Head III is a Managing Member and a Managing Member of the Managing Member, respectively.
4.       Held by the Head Family Foundation.
5.       Held by Head Company Pension Plan.
6. Held by a limited partnership, of which John C Head III is the Co-Chief Executive Officer of the General Partner.
7. Held by two limited partnerships, of which John C Head III is a Managing Member of the General Partner.
8.       Restricted stock award granted by Issuer.
9.       Exercise Price of Class B Warrants decreases in future.
10. Gift to trust(s) for the benefit of heir(s) of John C Head III. Held by trust(s) for the benefit of heir(s) of John C Head III. The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for any purpose.
11.      The option vests 50% on 1/15/02, 25% on 1/15/03 and 25% on 1/15/04.

     /s/ John C Head III                                    April 3, 2001
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

         John C Head III

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.

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